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                                      November 13, 2000


David Wright
1760 Holly Beach Farm Road
Annapolis, MD  21401

Dear David:

        I am pleased to offer you employment with Guilford Pharmaceuticals Inc. on the following terms:

        1. Your title will be Executive Vice President, Commercial Operations. In this capacity you will serve as an officer of the Company and will report to and serve at the discretion of the President and Chief Executive Officer.

        2. In consideration of your services, the Company will provide the following compensation:

                a. Salary: Your salary will be $26,666.66 per month (an annual rate of $320,000), payable semi-monthly. Your performance and salary will be reviewed annually.

                b. Bonus: As an officer of the Company, you will be eligible to participate in any bonus plan the Board of Directors may adopt from time to time for executive officers of the Company.

                c. Joining Bonus: To assist you in the transition to your new position, the Company will pay you a joining bonus of $30,000. This payment will be made within 30 days of commencement of your employment, provided you remain an employee of the Company at the time of such payment, and will be subject to all deductions required by law.

                d. Stock Options: The Company will award you, as of the later of the date this award is approved by the Board of Directors or the date you commence employment with the Company (the "Grant Date"), options to purchase 175,000 shares of its common stock, subject to the specific terms and conditions of a Share Option Agreement containing terms similar to those offered to other executive officers of the Company. The exercise price of the options will be the closing price of Guilford's stock on the trading date immediately preceding the Grant Date.



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David Wright
November 13, 2000
Page 2

                        Subject to the specific terms of the Share Option
                        Agreement:

                        (i) vesting of options relating to 25,000 shares shall occur immediately upon the Grant Date;

                        (ii) vesting of options relating to 100,000 shares shall occur 25% per year over four years from the Grant Date;

                        (ii) vesting of options relating to 50,000 shares shall occur on March 1 following the first calendar year during which the Company has received at least $40 million in annual net sales from the Company's sale of GLIADEL(R) Wafer.

                        You will additionally be eligible to participate in any stock option plan the Board of Directors may adopt from time to time for executive officers of the Company.

        3. In addition to the compensation described above, you will be eligible for the following benefits:

                a. Insurance: The Company will offer medical, dental, and vision benefits under the Company's existing plans. Additional coverage for life, disability, officer and other insurance will also be provided, including $3 million worth of split dollar life insurance coverage on terms similar to those available to other executive officers of the Company, subject to passage of an eligibility period and commercially reasonable underwriting.

                b. Vacation: You will accrue up to 20 vacation days during your first year of employment. In addition, you will be eligible for 11 paid Company Holidays.

                c. 401(k) Match: Once you meet the employment eligibility requirements to participate in the company's 401(k) Plan, you will be eligible to receive the Company match subject to the terms and conditions of such plan as may be in effect from time to time. Guilford currently matches 50% of the first 6% of employee salary deferral in the form of Guilford stock.

        In the event your employment is terminated by the Company other than for cause, you would be entitled to severance in the form of a continuation of your then-current base salary, as follows:

        1. Six (6) months salary if the termination occurs in the first twelve months of your employment; and

        2.      Twelve (12) months salary if the termination occurs thereafter.


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David Wright
November 13, 2000
Page 3

        Such payments (except those resulting from a change in control, see below) would cease upon your commencement of paid employment or consultancy during the severance period. During the severance period, the Company would also reimburse you for the cost of continuation of any health, life and disability insurance coverage available at the time of the termination of employment, provided that the Company reserves the right to provide substantially equivalent alternative life and disability coverage to the extent reasonably available upon conversion from full-time employment. Such continuing coverage is conditioned upon your reasonable cooperation in complying with any necessary application procedures. Remaining benefits of employment, including your eligibility for any bonus program and the vesting of unvested options would cease at termination and not continue to accrue during the severance period.

        The Company offers certain terms in the event of a change in control of the Company, including acceleration of vesting of unvested stock options, indemnity for certain excise tax obligations and increased and modified severance arrangements, pursuant to standard agreements generally available to Vice Presidents of the Company. These terms will be extended to you upon commencement of your hire.

        In accordance with the Immigration Reform Act of 1986, on your first day of work, and from time to time thereafter, you will be required to present documentation that proves your identity and legal right to work in the United States. Employment with the company is contingent on your being able to meet this requirement.

        This offer of employment at will is further conditioned on:

                (i) your signing a Patent and Confidentiality Agreement in connection with your employment by the Company;

                (ii)    successful completion of a background investigation; and

                (iii) your taking a pre-employment physical, and successfully passing the included drug screen, which can be scheduled at your convenience and our expense (given that your start date is in a few days, this requirement will be a post-commencement condition to your employment - please schedule your physical examination as soon as possible).

        You have agreed to commence your employment at Guilford on November 15, 2000. Please return a copy of this letter signed by you upon or before your commencement of employment with the Company.



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David Wright
November 13, 2000
Page 4


        All of us at Guilford are very enthusiastic about your joining our team. We believe you will be one of the keys to our success.

                                         Sincerely,


                                         Craig R. Smith, M.D.
                                         President and Chief Executive Officer
                                         Guilford Pharmaceuticals Inc.

I accept this offer and agree to comply with all Guilford Pharmaceuticals Inc. corporate policies and procedures, which may be in effect from time to time. My physical has been scheduled for _________________.



Agreed to and accepted:


                        ------------------------------
                        David Wright

                        ------------------------------
                        Date



Enclosures:
Physical scheduling information and Questionnaire
List of Acceptable Documents for I-9
Invesco Form, Please complete, sign and return
Returned Stamped Envelope